                                                                   EXHIBIT 99.g7

                      STATE STREET BANK AND TRUST COMPANY
                                AMERICAN CENTURY
                             INTERNATIONAL BOND FUND
                                  FEE SCHEDULE

--------------------------------------------------------------------------------

 I. PORTFOLIO AND MULTICURRENCY ACCOUNTING

     Maintain investment ledgers, provide selected portfolio transactions, position and income reports. Maintain general ledger and capital stock accounts in compliance with GAAP (FAS 52). Prepare daily trial balance.
     Calculate net asset value daily. Provide selected general ledger reports.
     Securities yield or market value quotations will be provided to State
     Street via State Street's Automated Pricing System. (See Section III)

     o Investment Accounting Base Portfolio Fee     $2,500 per month/portfolio

 II. CUSTODY SERVICE

     Maintain custody of fund assets. Settle portfolio purchases and sales.
     Report buy and sell fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions.

 Group A        Group B     Group C    Group D       Group E         Group F       Group G
 -------        -------     -------    -------       -------         -------       -------

 United States  Euroclear   Austria   Australia      Denmark         Indonesia     Argentina
                Japan       Germany   Belgium        Finland         Malaysia      Bangladesh
                Canada                Bermuda        France          Philippines   Brazil
                                      Hong Kong      Ireland         Poland        Chile
                                      Netherlands    Italy           Portugal      China
                                      New Zealand    Luxembourg      South Korea   Columbia
                                      Singapore      Mexico          Sri Lanka     Greece
                                      Switzerland    Norway          Sweden        India
                                                     Spain           Taiwan        Israel
                                                     Thailand                      Pakistan
                                                     United Kingdom                Peru
                                                                                   Turkey
                                                                                   Uruguay
                                                                                   Venezuela
 Transaction Charges:

 Group A                 Group B   Group C    Group D      Group E    Group F   Group G
 -------                 -------   -------    -------      -------    -------   -------

 See Domestic Fee
 Schedule                 $25        $40        $50          $60        $70      $150
 Foreign Exchange
      3rd Party           $16        $16        $16          $16        $16       $16
      State Street Bank   N/C        N/C        N/C          N/C        N/C       N/C

 Holding Charges in Basis Points:

 Group A                 Group B   Group C    Group D      Group E    Group F   Group G
 -------                 -------   -------    -------      -------    -------   -------

 See Domestic Fee
 Schedule                  3.0       3.5        6.0          9.0       25.0      40.0

                                       1

III. NAVIGATOR AUTOMATED PRICING

Monthly Base Fee                                                        $375.00

Monthly Quote Charge:

    o Municipal Bonds via Kenny/S & P or Muller Data                     $16.00

    o Corporate, Municipal, Convertible, Government Bonds and Adjustable
      Rate Preferred Stocks via IDSI                                     $13.00

    o Government, Corporate Bonds via Kenny/S & P or Muller              $11.00

    o Government, Corporate and Convertible Bonds via Merrill Lynch      $11.00

    o Foreign Bonds via Extel                                            $10.00

    o Options, Futures and Private Placements                             $6.00

    o Listed Equities (including International) and OTC Equities          $6.00

For billing purposes, the monthly quote charge will be based on the average number of positions in the portfolio at month end.

IV. OUT-OF-POCKET EXPENSES

A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to, the following:

    o Wire Charges ($5.25 per wire in and $5.00 per wire out)

    o Sub-custodian charges

    o Telex

    o 17-F-5 annual review

There will be no charge for the following standard out-of-pocket expenses:

    o Telephone

    o Postage and Insurance

    o Courier Service

    o Supplies Related to Fund Records

    o Duplicating

    o DTC Eligibility Books

    o Price Waterhouse Audit Letter

The above fees will be charged against the fund's custodian checking account five (5) days after the invoice is mailed to the fund's offices.

V. BALANCE CREDITS

State Street will offset fees with balance credits calculated at 75% of the bank credit rate (see below) applied to average custody collected cash balances for the month. Balance credits will be applied on a fund by fund basis and can be used to offset custody fees. Any credits in excess of fees will be carried forward from month to month through the end of the calendar year. For calculation purposes, State Street uses an actual/actual basis.

Note: The bank credit rate is the equivalent to the lessor of:

           o The average 91-day Treasury Bill discount rate for the month -OR-
           o The average Federal Funds rate for the month less 50 basis points

VI. OVERDRAFT CHARGES

Fund overdrafts will be calculated at the Prime rate (as published in the WALL
STREET JOURNAL) and charged on a daily basis.

VII.  SPECIAL SERVICES

     Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation. Fees for yield calculation and other special items will be negotiated separately.

AMERICAN CENTURY                        STATE STREET BANK AND TRUST CO.

By    /s/ Robert J. Leach                 By      /s/ Christine McDaniel
      --------------------------------            ------------------------------
Title VP, Director of Fund Accounting    Title    Vice President
      --------------------------------            ------------------------------
Date  5/1/03                             Date     4/3/03
      --------------------------------            ------------------------------